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                                                                    EXHIBIT 12.1

           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION of RATIO of EARNINGS to FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                       Three Months Ended
                                                            March 31,
                                                   -------------------------
                                                     2001              2000
                                                   -------           -------
Earnings:

  Pre-tax income                                    $ 226             $ 391

Add:
  Interest and fixed charges,
    excluding capitalized interest                    120               104

  Portion of rent under long-term
    operating leases representative
    of an interest factor                              48                43

  Distributed income of investees
    accounted for under the equity method               2                43

  Amortization of capitalized interest                  2                 1

Less:  Undistributed equity in earnings
       of investments accounted for
       under the equity method                          7                 3
                                                   -------           -------

  Total earnings available for fixed charges        $ 391             $ 579
                                                   =======           =======

Fixed charges:

  Interest and fixed charges                        $ 123             $ 106

  Portion of rent under long-term operating
    leases representative of an interest factor        48                43
                                                   -------           -------

  Total fixed charges                               $ 171             $ 149
                                                   =======           =======

Ratio of earnings to fixed charges                  2.29x             3.89x